SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the  Securities
                      Exchange Act of 1934
                      (Amendment No. ____)

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ X ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                   Fidelity Bankshares, Inc.
            ----------------------------------------
        (Name of Registrant as Specified in its Charter)

                        Alan Schick, Esq.
              Luse Lehman Gorman Pomerenk & Schick
             5335 Wisconsin Avenue, N.W., Suite 400
                     Washington, D.C.  20015
            ----------------------------------------
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):
[X] No fee required
[ ] $500 per each party to the controversy pursuant to Exchange
    Act Rule 14a-6(i)(3)
[ ] Fee computed on table below per Exchange Act Rules
    14a-6(i)(4) and 0-11

    1)   Title of each class of securities to which transaction
          applies:
         ______________________________
    2)   Aggregate number of securities to which transaction
          applies:
         ______________________________
    3)   Per unit price or other identifying value of
          transaction computed pursuant
          to Exchange Act Rule 0-11:
         ______________________________
    4)   Proposed maximum aggregate value of transaction:
         ______________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offset fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:
    ____________________
2)  Form, Schedule or Registration Number:
    _____________________
3)  Filing Party:
    ____________________
4)  Date Filed:

                      [LOGO OF FIDELITY BANKSHARES, INC.]


March 19, 1999

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Fidelity Bankshares, Inc. (the "Company"). The Annual Meeting will be held at the Omni Hotel, 1601 Belvedere Road, West Palm Beach, Florida, 33406, at 10:00 a.m., (local time) on April 20, 1999. The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. The Annual Meeting is being held so that stockholders will be given an opportunity to elect three directors and to ratify the appointment of Deloitte & Touche LLP as auditors for the Company's 1999 fiscal year. The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interest of the Company and its stockholders. For the reasons set forth in the proxy statement, the Board of Directors unanimously recommends a vote "FOR" each matter to be considered.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible even if you currently plan to attend the Annual Meeting. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.


Sincerely,
Vince A. Elhilow
President and Chief Executive Officer

                           Fidelity Bankshares, Inc.
                                218 Datura Street
                         West Palm Beach, Florida 33401
                                 (561) 659-9900
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held On April 20, 1999

Notice is hereby given that the Annual Meeting of Fidelity Bankshares, Inc. (the "Company") will be held at the Omni Hotel, 1601 Belvedere Road, West Palm Beach, Florida, 33406, on April 20, 1999 at 10:00 a.m., local time.

     A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

     The Annual Meeting is for the purpose of considering and acting upon:

     1. The election of three directors of the Company;

     2. The ratification of the appointment of Deloitte & Touche LLP as auditors for the Company for the fiscal year ended December 31, 1999;

and
such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which by original or later adjournment the Annual Meeting may be adjourned. Stockholders of record at the close of business on March 5, 1999 are the stockholders entitled to vote at the Annual Meeting, and any adjournments thereof.

EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING,
IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

                    By Order of the Board of Directors



                    Patricia C. Clager
                    Secretary


West Palm Beach,  Florida
March 19, 1999

IMPORTANT: A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY  STATEMENT  of
FIDELITY BANKSHARES, INC. 218 Datura Street West Palm Beach, Florida 33401 (561) 659-9900 ANNUAL MEETING OF STOCKHOLDERS April 20, 1999 This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Fidelity Bankshares, Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company (the "Meeting"), which will be held at the Omni Hotel, 1601 Belvedere Road, West Palm Beach, Florida, 33406 on April 20, 1999 at 10:00 a.m., local time, and all adjournments thereof. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first bei ng mailed to stockholders on or about March 19, 1999. REVOCATION OF PROXIES Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon. Where no instructions are indicated, proxies will be voted "FOR" the proposals set forth in this Proxy Statement for consideration at the Meeting. Proxies may be revoked by sending written notice of revocation to the Secretary of the Company, Patricia C. Clager, at the address of the Company shown above. The presence at the Meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy. VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF Holders of record of the Company's common stock, par value $.10 per share (the "Common Stock"), as of the close of business on March 5, 1999 (the "Record Date") are entitled to one vote for each share then held. As of the Record Date, the Company had 6,463,735 shares of Common Stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission ("SEC") regarding such ownership pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by named executive officers individually, by executive officers and directors as a group and by each person who was the beneficial owne r of more than five percent of the Company's outstanding shares of Common Stock on the Record Date. The shares of Common Stock beneficially owned by directors individually are listed under Proposal I Election of Directors.

                                     Amount of Shares        Percent of Shares
      Name and Address of            Owned and Nature         of Common Stock
        Beneficial Owner          of Beneficial Ownership       Outstanding
____________________________      _______________________    _________________

Fidelity Bankshares, M.H.C.              3,542,000               54.03%
218 Datura Street
West Palm Beach, Florida  33401
Named Executive Officers: (1)

Vince A. Elhilow (2)                       140,525                2.14%
  President and Chief Executive Officer
Richard D. Aldred (3)                       36,996                 .56%
  Executive Vice President Finance
J. Robert McDonald (4)                      50,809                 .78%
  Executive Vice President Appraisal
Joseph C. Bova (5)                          25,688                 .39%
  Executive Vice President
  Lending Operations
Robert L. Fugate (6)                        37,354                 .57%
  Executive Vice President
  Banking Operations
Christopher C. Cook (7)                      3,259                 .05%
  Executive Vice President
  and Corporate Counsel
All named executive officers and directors 451,575                6.89%
  as a group (10 persons) (8)
_______________________________________


(1) The Company's executive officers and directors are also executive officers and directors of Fidelity Bankshares, M.H.C. (the "Mutual Holding Company") and of the Bank.
(2) Includes 30,000 shares of Common Stock subject to options pursuant to the Stock Option Plan that may be exercised within 60 days of the Record Date and 28,810 shares held by the Management Performance Plan. Includes 3,298 shares allocated under the Bank's ESOP. Includes 11,229 shares held under the Savings Plan for Employees for the benefit of Mr. Elhilow.
(3) Includes 8,224 shares of Common Stock subject to options pursuant to the Stock Option Plan that may be exercised within 60 days of the Record Date and 7,295 shares held by the Management Performance Plan. Includes 3,094 shares allocated under the Bank's ESOP. Includes 3,697 shares held under the Savings Plan for Employees for the benefit of Mr. Aldred.
(4) Includes 6,140 shares of Common Stock subject to options pursuant to the Stock Option Plan that may be exercised within 60 days of the Record Date and 18,243 shares held by the Management Performance Plan. Includes 2,740 shares allocated under the Bank's ESOP. Includes 7,695 shares held under the Savings Plan for Employees for the benefit of Mr. McDonald.
(5) Includes 9,655 shares of Common Stock subject to options pursuant to the Stock Option Plan that may be exercised within 60 days of the Record Date and 5,329 shares held by the Management Performance Plan. Includes 2,983 shares allocated under the Bank's ESOP. Includes 4,742 shares held under the Savings Plan for Employees for the benefit of Mr. Bova.
(6) Includes 4,862 shares of Common Stock subject to options pursuant to the Stock Option Plan that may be exercised within 60 days of the Record Date and 7,819 shares held by the Management Performance Plan. Includes 2,586 shares allocated under the Bank's ESOP. Includes 7,931 shares held under the Savings Plan for Employees for the benefit of Mr. Fugate.
(7) Includes 2,996 shares subject to options that may be exercised within 60 days of the Record Date granted pursuant to the Directors' Plan (as defined below).
(8) Unless otherwise indicated, includes shares held directly by the individuals as well as by spouses, in trust, and other indirect forms of ownership over which shares the individuals effectively exercise sole or shared voting and investment power. Includes 45,540 shares of Common Stock which outside directors of the Company have the right to acquire within 60 days of the Record Date pursuant to the exercise of stock options granted under the Bank's Stock Option Plan for Outside Directors (the "Directors Plan").

                        PROPOSAL I ELECTION OF DIRECTORS

     The Company's Board of Directors is composed of six members. The Company's bylaws provide that approximately one-third of the directors are to be elected annually. Directors of the Company are generally elected to serve for a three year period or until their respective successors shall have been elected and shall qualify. The terms of the Board of Directors are classified so that approximately one-third of the directors are up for election in any one year. Three directors will be elected at the Mee ting. The Board of Directors has nominated to serve as directors Joseph B. Shearouse, Jr. and Keith D. Beaty, each to serve for a three-year term. Karl H. Watson has been nominated to serve for a two-year term.

     The table below sets forth certain information regarding the composition of the Company's Board of Directors, including the terms of office of Board members. Historical information relates to the Bank and its mutual predecessor. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominees identified below. If any nominee is unable to serve, the s hares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.


                                                                                                Shares of
                                                                                                Common Stock
                                                                                                Beneficially
                                                                  Director      Current Term   Owned on the       Percent
     Name                       Age      Positions Held           Since (1)      to Expire     Record Date        Of Class
________________________       _____     ______________           __________     ____________   ____________       ________

                                                                 NOMINEES
Joseph B. Shearouse, Jr.        75       Chairman of the Board      1961          1999            62,320              *
Keith D. Beaty                  49       Director                   1992          1999            33,390(2)           *
Karl H. Watson                  57       Director                   1999          1999             1,000              *

                                                      DIRECTORS CONTINUING IN OFFICE
F. Ted Brown, Jr.               70       Director                   1990          2001            31,975(3)           *
Vince A. Elhilow                59       President and Chief        1984          2000           140,525(4)       2.14%
                                         Executive Officer
Donald E. Warren, M.D.          71       Director                   1979          2000           28,259(5)           *

________________________


* Less than 1%.
(1) Reflects initial appointment to the Board of Directors of the Bank's mutual predecessor.
(2) Includes 15,180 shares subject to options that may be exercised within 60 days of the Record Date granted pursuant to the Directors' Plan.
(3) Includes 15,180 shares subject to options that may be exercised within 60 days of the Record Date granted pursuant to the Directors' Plan.
(4) Includes 11,229 shares held in the Bank's Savings Plan for Employees for the benefit of Mr. Elhilow. Includes 3,298 shares held under the Bank's ESOP. Includes 28,810 shares held under the Bank's Management Performance Plan for Mr. Elhilow. Includes 30,000 shares subject to options that may be exercised within 60 days of Record Date.
(5) Includes 15,180 shares subject to options that may be exercised within 60 days of the Record Date granted pursuant to the Directors' Plan.


     The principal occupation during the past five years of each director of the Company is set forth below. All directors and executive officers have held their present positions for five years unless otherwise stated.

     Joseph B. Shearouse, Jr. is Chairman of the Board of Directors. Mr. Shearouse joined the Bank in 1954 and has held various positions in the Bank. Mr. Shearouse became Chairman of the Board of the Bank in 1987 and was President of the Bank from 1974 to 1987. Mr. Shearouse has been a Director of the Bank since 1961. Mr. Shearouse retired as an active officer of the Bank on January 31, 1995, but has continued as Chairman of the Board.

     Keith D. Beaty is the President and Chief Executive Officer of Implant Innovations, Inc. a distributor of dental implants, located in West Palm Beach. Mr. Beaty has been a Director of the Bank since 1992.

     F. Ted Brown, Jr. is the President of Ted Brown Real Estate, Inc., located in North Palm Beach. Mr. Brown has been a Director of the Bank since 1990.

     Vince A. Elhilow has been President of the Bank since 1987 and Chief Executive Officer of the Bank since 1992. Prior to his appointment as President of the Bank, Mr. Elhilow was manager of the Mortgage Loan Department from 1973 to 1992 and Executive Vice President and Chief Operating Officer from 1981 to 1987. Mr. Elhilow joined the Bank in January 1963 and has been a Director since 1984.

     Donald E. Warren, M.D. is a retired physician who practiced in West Palm Beach for over 36 years. He was associated with Intracoastal Health Systems until his retirement in November 1996. Dr. Warren has been a Director of the Bank since 1979.

     Karl H. Watson is President of the Quarries, Cement and Construction Division, CSR Rinker, a concrete and building materials company based in West Palm Beach. Mr. Watson has been with CSR Rinker for over 35 years. Mr. Watson was appointed to the Board of Directors effective January 19, 1999.

Ownership Reports by Officers and Directors

     The Common Stock is registered pursuant to Section 12(g) of the Exchange Act. The officers and directors of the Company and beneficial owners of greater than 10% of the Company's Common Stock ("10% beneficial owners") are required to file reports on Forms 3, 4, and 5 with the SEC disclosing changes in beneficial ownership of the Common Stock. SEC rules require disclosure in the Company's Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of t he Company's Common Stock to file a Form 3, 4 or 5 on a timely basis. Form 4 reports of four transactions representing disposal of securities totaling 565 shares sold by his son, were delinquent by Director Keith Beaty. Other than as set forth above no disclosure is required with respect to the Company's Officers and Directors.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The business of the Company's Board of Directors is conducted through meetings and activities of the Board and its committees. During the year ended December 31, 1998, the Board of Directors of the Company held 15 regular and special meetings. During the year ended December 31, 1998, no director attended fewer than 75 percent of the total meetings of the Board of Directors of the Company and committees on which such director served.

     The Company does not have a compensation committee. The Executive Compensation Committee of the Bank meets periodically to review the performance of officers and employees and determine compensation programs and adjustments. It is comprised of Directors Beaty, Brown, Shearouse and Warren. The Executive Compensation Committee met one time during the year ended December 31, 1998.

     The Audit and Examination Committee of the Bank consists of Directors Beaty, Brown, Shearouse and Warren. This committee meets on a quarterly basis with the internal auditor and the Bank's compliance officer to review audit programs and the results of audits of specific areas as well as other regulatory compliance issues. The

Audit Committee also meets twice a year with the Company's independent auditors. The Audit Committee met four times during the year ended December 31, 1998.


    The Board of Directors serves as the Nominating Committee. During the year ended December 31, 1998, one meeting was held.

Compensation Committee Interlocks and Insider Participation

     The Company does not independently compensate its executive officers, directors, or employees. The Executive Compensation Committee of the Bank retains the principal responsibility for the compensation of the officers, directors and employees of the Bank. The Executive Compensation Committee consists of Directors Beaty, Brown, Shearouse and Warren. The Executive Compensation Committee reviews the benefits provided to the Bank's officers and employees. During the year ended December 31, 1998 the Executive Compensation Committee met one time.

Report of the Executive Compensation Committee

     Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Executive Compensation Committee of the Bank, at the direction of the Board of Directors has prepared the following report for inclusion in this proxy statement.


     The Executive Compensation Committee of the Bank is composed of Directors Beaty, Brown, Shearouse and Warren. The Board has delegated to the committee the responsibility of assuring that the compensation of the Chief Executive Officer and other executive officers is consistent with the compensation strategy, competitive practices, the performance of the Bank, and the requirements of appropriate regulatory agencies. All non-employee directors sit on the Executive Compensation Committee and participate in executive compensation decision making. All cash compensation paid to executive officers is paid by the Bank; the Holding Company does not currently pay any cash compensation to executive officers.

     The primary goal of the Bank and its Executive Compensation Committee is to provide an adequate level of compensation and benefits in order to attract and retain key executives. Each officer is reviewed annually to determine his or her contribution to the overall success of the institution. Compensation for senior management is reviewed annually on a cycle that coincides with the Bank's fiscal year end. In general, the purpose of the annual compensation review is to ensure that the Bank's base salary levels are competitive with financial institutions similar in size, geographic market and business profile in order for the Bank to attract and retain persons of high quality. In this regard the Executive
Compensation Committee utilized nine salary surveys, including the "Florida Bankers Salary Survey," "Savings and Community Bankers Annual Salary Survey," the "Bank Administration Institute Salary Survey" and the "SNL Executive
Compensation  Review."  In  addition,   the  Executive   Compensation  Committee
considers the overall profitability of the Bank and the executive officer's contribution to the Bank when making its decision.

     The Board of Directors approved a base salary for the Bank's Chief Executive Officer of $292,000 for fiscal year 1999, which represented an 8.15% increase from the level of base salary of $270,000 provided in fiscal 1998. The 1999 salary level was based upon level of performance and industry standards.

     This report has been provided by the Executive Compensation Committee:
                        _________________________________

Performance Graph

    Set forth hereunder is a performance graph comparing (a) the total return on the common stock of the Company and predecessor Bank for the period beginning on January 7, 1994, the date of the Bank's mutual holding company reorganization, through December 31, 1998, (b) the cumulative total return on stocks included in the Nasdaq Composite Index over such period, and (c) the yearly cumulative total return on stocks included in the Nasdaq Bank Index over such period. The cumulative total return on the Ban k's common stock was computed assuming the reinvestment of cash dividends. The Company's Common Stock began trading on the Nasdaq National Market on January 30, 1997.

     There can be no assurance that the Company's stock performance will continue in the future with the same or similar trend depicted in the graph. The Company will not make or endorse any predictions as to future stock performance.



                                                                        Period Ending
                                         ______________________________________________________________________________

Index                                    1/7/94      12/31/94     12/31/95      12/31/96        12/31/97       12/31/98
_______________________________________________________________________________________________________________________
Fidelity Bankshares. . . . . . . .       100.00        82.70      140.43           160.81        305.03         221.60
Nasdaq - Total US. . . . . . . . .       100.00        97.10      137.34           168.88        207.19         291.26
SNL $500M-$1B Bank Asset-Size Index      100.00       105.53      141.91           183.96        306.80         306.09
SNL OTC Bank Index . . . . . . . .       100.00       100.63      149.66           197.66        341.43         352.36
MHC Thrifts. . . . . . . . . . . .       100.00       119.06      188.29           243.58        545.50         374.49

                             EXECUTIVE COMPENSATION


     The following table sets forth the cash compensation paid by the Bank for services during the years ended December 31, 1998, 1997 and 1996 to the Company's Chief Executive Officer and the Company's five most highly compensated executive officers other than the Chief Executive Officer.


==================================================================================================================================
                                                   Summary Compensation Table
==================================================================================================================================
                             Annual Compensation                                            Long-Term
                                                                                       Compensation Awards
========================== ----------- ------------- --------- ---------------- ------------- ---------- ---------
        Name and           Year           Salary      Bonus         Other        Restricted   Options/SARPayouts     All Other
   Principal Position      Ended          ($)(1)      ($)(2)       Annual          Stock         (#)                Compensation
                           December                             Compensation    Award(s) ($)                           ($)(5)
                              31,                                 ($)(3)(4)
-------------------------- ----------- ------------- --------- ---------------- ------------- ---------- --------- ===============
Vince A. Elhilow              1998         $270,000   $22,441     $39,699             -          -          -         $103,639
President and Chief           1997          250,000    21,179      38,882             -          -          -           80,976
Executive Officer             1996          237,000    11,634      36,855             -          -          -           66,778

-------------------------- ----------- ------------- --------- ----------------  ------------- ---------- --------- ===============
J. Robert McDonald            1998         $133,500   $11,096     $14,148             -            -         -          $60,970
Executive Vice                1997          126,000    10,674       9,918             -            -         -           50,227
President- Appraisal;         1996          120,000     5,890       2,400             -            -         -           44,628
President of FRAS
========================== ----------- ------------- --------- ---------------- ------------- ---------- --------- ===============
Richard D. Aldred             1998         $145,000   $12,052      $2,676             -           -          -          $48,441
Executive Vice                1997          137,000    11,606       1,908             -           -          -           35,480
President- Finance            1996          130,000     6,381          -              -           -          -           30,494

-------------------------- ----------- ------------- --------- ---------------- ------------- ---------- --------- ===============
Joseph C. Bova                1998         $133,000   $11,054     $10,732             -            -         -          $50,953
Executive Vice                1997          125,000    10,590       9,137             -            -         -           37,441
President-Lending             1996          117,000     5,743          -              -            -         -           31,981
Operations
-------------------------- ----------- ------------- --------- ---------------- ------------- ---------- --------- ===============
Robert L. Fugate              1998         $129,500   $10,763      $6,838             -            -         -          $45,978
Executive Vice                1997          121,500    10,293       6,660             -            -         -           34,251
President-Banking             1996          114,500     5,620          -              -            -         -           33,909
Operations Manager
-------------------------- ----------- ------------- --------- ---------------- ------------- ---------- --------- ===============
Christopher C. Cook           1998         $145,000   $12,052     $15,481             -            -         -          $15,075
Executive Vice President      1997          137,000    11,606      33,385             -            -         -            5,196
Corporate Counsel             1996          130,000        -       25,175             -            -         -              277

========================== =========== ============= ========= ================ ============= ========== ========= ===============


________________________________
(1) Includes compensation deferred at the election of the named individual under the Bank's Savings Plan for Employees, the Bank's flexible benefit plan and the Bank's LTDC plan (as defined herein).
(2) Includes amounts deferred at the election of the executive under the Bank's Management Performance Plan.
(3) Includes $26,400, $8,600, $2,400 and $1,200 in Directors' fees for the Bank and its subsidiaries, payable to Messrs. Elhilow, Cook and McDonald and Bova, respectively, in 1998.
(4) Consists of automobile lease payments or automobile reimbursement stipends and club dues for the named individual. The aggregate amount of such benefits did not exceed the lesser of $50,000 or 10% of cash compensation for the named individual.
(5) Includes amount allocated to executive officers under the Bank's ESOP, LTDC plan and matching contributions allocated under the Bank's Savings Plan for Employees.

                     Employment and Severance Arrangements

     Employment Agreement. The Bank has entered into an employment agreement with Vince A. Elhilow, President and Chief Executive Officer of the Bank. The employment agreement is intended to ensure that the Bank and the Company will be able to maintain a stable and competent management. The continued success of the Bank and the Company depends to a significant degree on the skill and competence of the President and Chief Executive Officer.


    The employment agreement provides for a three-year term for Mr. Elhilow. Commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may extend the employment agreement for an additional year such that the remaining term shall be three years unless written notice of nonrenewal is given by the Board of Directors after conducting a performance evaluation of the executive. The agreement provides that the base salary of Mr. Elhilow will be reviewed ann ually. Effective January 1, 1999, the current base salary of Mr. Elhilow is $292,000. In addition to the base salary, the employment agreement provides that Mr. Elhilow is to receive all benefits provided to permanent full-time employees of the Bank, including among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The employment agreement provides for termination by the Bank for cause at any time. In the event the Bank chooses to terminate his employment for reasons other than for cause, or upon the termination of his employment for reasons other than a change in control, as defined, or in the event of his resignation from the Bank upon: (i) failure to re-elect him to his current office; (ii) a material change in his functions, duties or responsibilities which change would cause his position to become one of lesser responsibility, importance or scope; (iii) relocation of his principal place of employment by more than 30 miles; (iv) the liqui dation or dissolution of the Bank; or (v) a breach of the agreement by the Bank, the executive, or in the event of death, his beneficiary, would be entitled to receive an amount equal to the greater of the remaining payments, including base salary, bonuses and other payments due under the remaining term of the employment agreement or three times the average of the executive's base salary, including bonuses and other cash compensation paid, and the amount of any benefits received pursuant to any employee be nefit plans maintained by the Bank.

    If termination, whether voluntary or involuntary, follows a change in control of the Bank or the Company, as defined in the employment agreement, the executive or, in the event of death, his beneficiary, would be entitled to a payment equal to the greater of (i) the payments due under the remaining term of the employment agreement or (ii) 2.99 times his average annual compensation over the five years preceding termination. The Bank would also continue the executive's life, health, and disability cover age for the remaining unexpired term of the employment agreement to the extent allowed by the plan or policies maintained by the Bank from time to time.

    The employment agreement provides that for a period of one year following termination the executive agrees not to compete with the Bank in any city, town or county in which the Bank maintains an office or has filed an application to establish an office.

     Severance Plan. The Bank has entered into severance agreements (the "Severance Agreements") with Richard D. Aldred, Executive Vice President, Joseph
C. Bova, Executive Vice President, Robert L. Fugate, Executive Vice President, and Christopher H. Cook, Esquire, Executive Vice President/Corporate Counsel, providing for certain benefits in the event of a change of control of the Bank or the Company. Following a change of control of the Company or the Bank, as defined in the Severance Agreements, the officer shall be entitled to a payment under a severance agreement if the officer terminates employment following any demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 30 miles.

     In the event that an officer is entitled to receive payments pursuant to a severance agreement, he shall receive a cash payment up to a maximum of three times such officer's annual compensation prior to termination of employment, plus life and medical coverage for a period of up to 36 months from the date of termination.

                             DIRECTORS' COMPENSATION

     The Chairman of the Board receives a monthly fee of $3,000 and each Director receives a monthly meeting fee of $2,000. Committee chairmen receive fees of $425 for each meeting attended and committee members receive $300 for each meeting attended. The Bank paid a total of $164,250 in Director and Committee fees during the fiscal year ending December 31, 1998. In addition, the Bank has one director emeritus who receives a monthly fee of $210 and a chairman emeritus who receives $1,200 monthly. One director emeritus does not receive any fee; however, he receives $1,321 monthly under the Bank's Retirement Plan for Directors. The directors emeriti meet informally with members of the Bank to discuss general matters affecting the Bank. Directors emeriti do not attend board meetings and they have no authority to affect Board or Management decisions. There are currently three directors emeriti.

     Retirement Plan for Directors. The Bank maintains a non-tax qualified Retirement Plan for Directors (the "Directors' Retirement Plan") that provides Directors who serve on the Board for at least five years with an annual retirement benefit equal to 80% of such Directors' director fees for his or her last full year of service on the Board. Eligible Directors must have served on the Board on or after January 1, 1990. Retirement benefits are payable monthly over a period equal to the number of months (i ncluding partial months) that a Director has served on the Board. The Directors' Retirement Plan provides for survivor benefits payable to a designated beneficiary in an amount equal to the Director's regular benefit for a period of up to 180 months or the number of months the Director served on the Board, whichever is less. Survivor benefits begin the day a deceased Director would have reached age 65. Survivors are entitled to receive the remaining payments due a Director who dies after retirement from the Board but before payment of all benefits under the Directors' Retirement Plan. During the year ended December 31, 1998, the cost to the Bank of the Director's Plan was $251,521.

                                    BENEFITS

     Defined Benefit Plan. The Bank maintains a noncontributory defined benefit plan ("Retirement Plan"). All employees age 21 or older who have worked at the Bank for a period of one year and been credited with 1,000 or more hours of employment with the Bank during the year are eligible to accrue benefits under the Retirement Plan. The Bank annually contributes an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

    At the normal retirement age of 65 years old (or the fifth anniversary of plan participation, if later), the plan is designed to provide a life annuity guaranteed for ten years. The retirement benefit provided is an amount equal to the sum of (1) and (2), where (1) is 1.46% of a participant's average monthly compensation multiplied by the participant's credited service; and (2) is .44% of average monthly compensation in excess of $1,417 multiplied by the participant's credited service (not to exceed 35 years). Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. A reduced benefit is payable upon early retirement at or after age 55 and the completion of 15 years of service with the Bank. Upon termination of employment other than as specified above, a participant who was employed by the Bank for a minimum of five years is eligible to receive his or her accrued benefit reduced for early retirement or a deferred retirement benefit commencing on suc h participant's normal retirement date. Benefits are payable in various annuity forms as well as in the form of a single lump sum payment. At December 31, 1998, the market value of the Retirement Plan trust fund equaled approximately $9.6 million. For the plan year ended December 31, 1998, the Bank made a contribution to the Retirement Plan of $983,044.

    The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 1998, expressed in the form of a single life annuity for the final average salary and benefit service classification specified below.



                                              Years of Service and Benefits Payable at Retirement
Final Average
Compensation         15            20            25            30            35             40
$25,000           $ 6,003      $ 8,004       $ 10,005      $ 12,006      $ 14,007        $ 15,832
$50,000            13,128       17,504         21,880        26,256        30,632          34,282
$75,000            20,253       27,004         33,755        40,506        47,257          52,732
$100,000           27,378       36,504         45,630        54,756        63,882          71,182
$150,000           41,628       55,504         69,380        83,256        97,132         104,596



The following table sets forth the years of credited service (i.e., benefit service) as of December 31, 1998, for each of the individuals named in the cash compensation table.

                                                                                Years of
                         Name                                               Credited Service

Vince A. Elhilow ..........................................                   35.9
J. Robert McDonald .........................................                  42.3
Richard D. Aldred ..........................................                  14.0
Joseph C. Bova .............................................                  27.2
Robert L. Fugate ...........................................                  25.6
Christopher C. Cook ........................................                   3.0


     Savings Plan for Employees. The Bank maintains the Savings Plan for Employees (the "401(k) Plan") which is a qualified, tax-exempt profit sharing plan with a cash-or-deferred feature under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). All employees who have attained age 21 and have completed one year of employment during which they worked at least 1,000 hours are eligible to participate. Funds included in the 401(k) Plan are managed by an independent trustee who is appointed by the Bank's Board of Directors.

    Under the 401(k) Plan, participants are permitted to make salary reduction contributions to the 401(k) Plan equal to a percentage of up to 15% of compensation. For these purposes, "compensation" includes total compensation (including salary reduction contributions made under the 401(k) Plan or the flexible benefits plan sponsored by the Bank), but does not include compensation in excess of the Code section 401(a)(17) limits. The participants' salary reduction contribution may be matched by the Bank, in its discretion, in the amount of $.50 per $1.00 up to a maximum of 6% of the participants' salary. All employee contributions and earnings thereon are fully and immediately vested. All employer matching contributions vest at the rate of 20% per year until a participant is 100% vested after five years of service. Participants will also vest in employer matching contributions upon the attainment of the normal retirement age of 65 or later, death or disability regardless of their years of service. A pa rticipant may also withdraw salary reduction contributions in the event the participant suffers a financial hardship.

     In the past, funds held in trust for the benefit of participants under the 401(k) Plan were invested by the Trustee, in its sole discretion, in certificates of deposit of the Bank. The 401(k) Plan permits employees to direct the investment of their own accounts into various investment options, including the Common Stock of the Bank. The Plan permits participants to direct that all or a portion of their account be invested in such investments. Participants will direct the Trustee how to vote their al locable shares of Common Stock.

     Plan benefits will be paid to each participant in either a lump sum or installments over a period of up to 20 years, at the participant's election. Upon distribution of a participant's account, the participant will have the choice of having his account paid to him in Common Stock (to the extent invested therein) or in cash. At December 31, 1998, the market value of the 401(k) Plan trust fund equaled approximately $8.3 million. The contribution to the 401(k) Plan for the Plan year ended December 31, 1998, was $209,736. During the year ended December 31, 1998, the Bank contributed $3,960, $3,794, $4,336, $4,286,
$3,000 and $4,457 to the accounts of Messrs. Elhilow, McDonald, Aldred, Bova, Fugate and Cook, respectively.

    Supplemental Executive Retirement Plan. The Bank maintains a non-qualified supplemental executive retirement plan ("SERP") for certain executives of the Bank to compensate those executive participants in the Bank's Retirement Plan whose benefits are limited by Section 415 or Section 401(a)(17) of the Code. As of December 31, 1998, there were fourteen executive employees participating in the SERP. The SERP provides the designated executive employees with retirement benefits generally equal to the dif ference between 80% of compensation (the "target percentage") and the employee's accrued benefit under the Bank's Retirement Plan plus 50% of the social security benefits. Benefits under the SERP vest over a period ending on normal retirement age which is age 65 or age 60 with 30 years of service. Participants may increase their target percentage by 2% of compensation for each year of service beyond normal retirement age; however, a participant's target percentage may not exceed 100%. Participants may e lect to have benefits paid as a single life annuity with guaranteed 10 year term or as a joint and 100% or joint and 50% survivor annuity. Benefits for participants who retire before normal retirement age are reduced 5% per year for each year under normal retirement age.

     Pre-retirement survivor benefits are provided for designated beneficiaries of participants who do not survive until retirement in an amount equal to the lump sum actuarial equivalent of the participant's accrued benefit under the Plan. Pre-retirement benefits are payable in 120 equal monthly installments.

     The SERP is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SERP are payable from the general assets of the Bank; however, the Bank has set up a trust to ensure that sufficient assets will be available to pay the benefits under the SERP.

     The benefits paid under the SERP supplement the benefits paid by the Retirement Plan. The Bank is unable to project the actual amounts to be paid to each participant under the SERP. The following table indicates the expected aggregate annual retirement benefit payable from the Retirement Plan, SERP and 50% of estimated social security benefits to SERP participants, expressed in the form of a single life annuity for the final average salary and benefit service classification specified below.


                                                 Years of Service and Benefit Payable at Retirement
         Final Average
          Compensation              25                   30                  35                   40
            $100,000              $80,000              $80,000             $80,000              $80,000
            $125,000              100,000              100,000             100,000              100,000
            $150,000              120,000              120,000             120,000              120,000
            $175,000              140,000              140,000             140,000              140,000
            $200,000              160,000              160,000             160,000              160,000
            $225,000              180,000              180,000             180,000              180,000
            $250,000              200,000              200,000             200,000              200,000
            $275,000              220,000              220,000             220,000              220,000
            $300,000              240,000              240,000             240,000              240,000


     Messrs. Elhilow, McDonald, Aldred, Bova, Fugate and Cook have 35.9, 42.3, 14.0, 27.2, 25.6 and 3.0 years, respectively, of credited service under the SERP. Mr. Aldred will be granted 11 additional years of service under the SERP if he remains employed with the Bank until age 60. Mr. Cook's normal retirement age under the SERP is 62. The Bank's pension cost attributable to the SERP was $1,029,347 for the year ended December 31, 1998.


    Long Term Deferred Compensation Plan. The Bank maintains a Long Term Deferred Compensation Plan (the "LTDC Plan") for selected officers designated by the Board of Directors. As of December 31, 1998, the Board has designated fourteen executives to participate in the LTDC Plan, including Messrs. Elhilow, McDonald, Aldred, Bova, Fugate and Cook. The LTDC Plan provides the designated executives with the option of deferring any percentage of compensation until retirement. In addition to participant defe rrals, the Bank may contribute annually an amount equal to 10% of each participant's compensation. For these purposes, "compensation" includes salary payable during the calendar year, before reduction for amounts deferred under this Plan or any other salary reduction plan, but does not include bonuses, expense reimbursements, or non-cash compensation. Participant and Bank contributions are credited to a separate account which earns "interest" at an annual rate equal to Moody's corporate bond index plus 3 %. Participants are at all times 100% vested in participant deferrals but vest in the Bank's contributions over a period of years ending on each participant's normal retirement date of age 65 (or age 60 with 30 years of service). Benefits are paid, beginning no later than 60 days following termination of employment with the Bank, either as a lump sum or, at the participant's election made at the time of deferral, over a period of 60, 120 or 180 months. Participants may alternatively elect to withdraw pa rticipant deferrals prior to their normal retirement date, but no less than seven years following the end of the deferral period in which the participant initially elected the early withdrawal option. Early withdrawals are available from participant deferrals only and may not be made from Bank contributions or "interest" credited to a participant's account. Although segregated "accounts" are set up for participants, all amounts credited to a participant's account remain subject to the claims of the Bank' s general creditors. For the year ended December 31, 1998, the Bank vested and funded $74,836, $38,061, $22,103, $25,159, $25,318 and $6,239 to the account balances of Messrs. Elhilow, McDonald, Aldred, Bova, Fugate and Cook, respectively.


    Senior Management Performance Incentive Award Program. The Bank maintains a Senior Management Performance Incentive Award Program (the "SMPIAP") to reward selected members of senior management (i.e., senior officers, vice presidents and above) for their services which contributed to the Bank's success during the year. Under the SMPIAP, the Bank annually sets aside a varying percentage of net profits and allocates such sums to key management employees in proportion to their salaries. Participants ele ct either immediate receipt of annual awards or deferral of such awards in a non-qualified deferred compensation plan for a designated period of years, or until retirement. In the past, amounts deferred under the SMPIAP have been annually increased by a percentage equal to the percentage increase in the Bank's net worth. In conjunction with the Bank's initial public offering, the SMPIAP was amended to provide that the amounts allocated to participants will be invested among ten investment funds, includin g an Employer Stock Fund. Accordingly, the Bank no longer provides funds to increase compensation deferred under the plan. A participant's benefit under the SMPIAP will equal the value of the benefit booked to the participant's account. At the time of distribution, deferred amounts will be received in a lump sum or in installments.


    Supplemental Survivor Benefit Plan. The Bank maintains a Supplemental Survivor Benefit Plan that provides selected Bank officers with life insurance in an amount initially equal to three times such officer's annual compensation. For these purposes, "officer" means any individual who has achieved the rank of corporate secretary, vice president or higher. The Bank is the owner and beneficiary of the life insurance policies; however, each participant is permitted to designate a beneficiary or beneficia ries to whom benefits under the plan would be paid by the Bank in the event of such officer's death. If a participant does not designate a beneficiary, the Bank will pay the participant's benefits to his or her spouse, children, or estate. The plan is intended to qualify as a "top-hat" plan exempt from the participation, vesting, funding and fiduciary requirements of Title I of ERISA.


    Supplemental Disability Income. The Bank also has purchased long term disability income insurance policies for the benefit of Messrs. Elhilow, McDonald, Aldred, Bova, Fugate and Cook to provide disability income in an amount equal to the lesser of $10,000 per month or 60% of such participant's basic monthly salary less disability income payable from other sources. Benefits are payable for periods of up to 60 months for participants who become disabled prior to age 60 and for progressively shorter per iods for participants who become disabled after attaining age 60.


     Employee Stock Ownership Plan and Trust. The Bank has established an Employee Stock Ownership Plan and Related Trust ("ESOP") for eligible employees. The ESOP is a tax-qualified plan subject to the requirements of ERISA and the Code. Employees with a 12-month period of employment with the Bank during which they worked at least 1,000 hours and who have attained age 21 are eligible to participate. As part of the Reorganization, the ESOP borrowed funds from an unrelated third party lender to purchase193,200 shares of Common Stocks which shares serve as collateral for the loan. Effective June 30, 1997, the loan was purchased and is now held by the Company. The loan will be repaid principally from the Bank's contributions to the ESOP over a period of up to seven years. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.


     Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among participants on the basis of compensation in the year of allocation, up to an annual adjusted maximum level of compensation. Benefits generally become 100% vested after five years of credited service. Forfeitures will be reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement, disability or separation from service. The Bank's contributions to the ESOP will not be fixed, so benefits payable under the ESOP cannot be estimated.


    The Board of Directors has established a committee consisting of all of the non-employee directors of the Bank to administer the ESOP, and has appointed an unrelated corporate trustee for the ESOP. The Benefits Committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee generally will vote all shares of Common Stock held under the ESOP in accordance with the written instructions of the ESOP Committee. In certain circumstances, however, the ESOP trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares and shares held in the suspense account in a manner calculated to most accurately reflect the instructions the ESOP trustee has received from participants regarding the allocated stock, subject to and in accordance with the fiduciary duties under ERISA owed by the ESOP trustee to the ESOP participants. Under ERISA, the Secretary of Labor is authorized to bring an actio n against the ESOP trustee for the failure of the ESOP trustee to comply with its fiduciary responsibilities. Such a suit could seek to enjoin the ESOP trustee from violating its fiduciary responsibilities and could result in the imposition of civil penalties or criminal penalties if the breach is found to be willful.

     Stock Option Plan. The Board of Directors of the Bank has adopted the Fidelity Federal Savings Bank of Florida 1994 Incentive Stock Option Plan (the "Stock Plan") for its officers and employees because it believes that stock options serve as an important means for attracting and retaining personnel as well as rewarding employees who help the Bank achieve its business objectives. Moreover, the exercise of stock options is beneficial to the Company and the Bank because it provides additional capital at minimal expense. Options to purchase 227,700 shares of Common Stock were granted on January 7, 1994, the date of the Reorganization.

     In connection with the Bank's stock offering, the Board of Directors granted options (with Limited Rights) under the Stock Plan at an exercise price equal to $9.09 per share (adjusted for ten percent stock dividend distributed November 30, 1995) to the named executive officers. Set forth below is information related to options granted under the Stock Plan to named executive officers. No options were granted in 1998.


====================================================================================================================
                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                           FISCAL YEAR-END OPTION VALUES
====================================================================================================================
           Name              Shares Acquired       Value          Number of Securities      Value of Unexercised
                              Upon Exercise     Realized (1)     Underlying Unexercised    In-The-Money Options at
                                                                       Options at            Fiscal Year-End (2)
                                                                    Fiscal Year-End
                                                                ------------------------- ==========================
                                                                Exercisable/Unexercisable Exercisable/Unexercisable
---------------------------- ---------------- ----------------- ------------------------- ==========================
Vince A. Elhilow                    0                -                22,410/7,590            $306,121/$103,679
----------------------------
                             ---------------- ----------------- ------------------------- ==========================
J. Robert McDonald                  0               -                3,412/2,728             $ 46,608/$37,264
============================ ---------------- ----------------- ------------------------- ==========================
Richard D. Aldred                 1,500            34,365             5,793/2,431             $ 79,132/$33,207
============================ ---------------- ----------------- ------------------------- ==========================
Joseph C. Bova                      0                -                7,224/2,431             $ 98,679/$33,207
---------------------------- ---------------- ----------------- ------------------------- ==========================
Robert L. Fugate                  2,431            63,899             2,431/2,431             $ 33,207/$33,207
---------------------------- ---------------- ----------------- ------------------------- ==========================
Christopher C. Cook                 0               -                   2,996/-             $ 40,925/ -
============================ ================ ================= ========================= ==========================

(1)  Equals the difference between the aggregate exercise price of the options exercised and the aggregate fair market value of the shares of common stock received upon exercise computed using the price of the Common
     Stock as quoted on the Nasdaq National Market at the time of exercise.
(2)  Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of common stock that would be received upon exercise, assuming such exercise occurred on
     December 31, 1998, at which date the closing price of the Common Stock as quoted on the Nasdaq National
     Market was at $22.75.


    Stock Option Plan For Outside Directors. The Board of Directors of the Bank has adopted the Fidelity Federal Savings Bank of Florida 1994 Stock Option Plan for Outside Directors (the "Directors' Plan") for directors who are not employees of the Bank because it believes that stock options serve as an important means for attracting and retaining qualified directors and rewarding outside directors who help the Bank achieve its business objectives. Moreover, the exercise of stock options is beneficial to the Bank because it provides additional capital at minimal expense. 75,900 shares of Common Stock were reserved for grant to outside directors under the Directors' Plan all of which were granted on January 7, 1994.

     The exercise price per share of each option is $9.09 per share which was equal to the fair market value of the Common Stock on the date of grant. All options granted under the Directors' Plan expire upon the earlier of ten years from the date of grant or one year following the date the optionee ceases to be a director. Options for 15,180 shares of Common Stock have been awarded to each of Directors Warren, Brown, Beaty and Cook. The Directors' Plan further provides that each new director shall be granted options to purchase 100 shares of Common Stock to the extent options remain available in, or are returned to, the Directors' Plan. Presently, there are no options reserved for future grant.


    Recognition And Retention Plan for Employees. The Board of Directors of the Bank adopted the Employees' Recognition Plan as a method of providing officers and key employees of the Bank with a proprietary interest in the Bank that is designed as a means of rewarding the service of persons who have helped the Bank to achieve its business objectives as well as encouraging such persons to remain with the Bank. 86,460 shares of authorized but unissued Common Stock were purchased by the Employees's Recognit ion Plan for the benefit of eligible officers and employee all of which were awarded to officers and employees on January 7, 1994. These shares were fully vested and distributed as of January 7, 1997.

     Recognition And Retention Plan for Outside Directors. The Board of Directors of the Bank adopted the Directors' Recognition Plan as a method of providing directors who are not employees of the Bank with a proprietary interest in the Bank that is designed as a means of rewarding persons who have helped the Bank to achieve its business objectives as well as encouraging such persons to remain with the Bank. In connection with the Reorganization,

34,980 shares of authorized but unissued Common Stock were purchased by the Directors' Recognition Plan for the benefit of outside directors all of which were awarded to outside directors on January 7, 1994. These shares were fully vested and distributed as of January 7, 1997.

                    TRANSACTIONS WITH CERTAIN RELATED PERSONS

    The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. Prior to the enactment of FIRREA, the Bank provided loans to Directors and executive officers at reduced rates and/or with points waived or reduced. Subsequent to the enactment of FIRREA, loans made to officers, directors, and executive officers are made in the ordinary course of business on the same terms and conditions as the Bank would make to any other customer in the ordinary course of business and do not involve more than a normal risk of collectibility or present other unfavorable features.

     The Bank intends that all transactions between the Bank and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to the Bank than could have been obtained by it in arm's-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Bank not having any interest in the transaction. During the year ended December 31, 1998, the Bank had no loans outstanding to directors or executive officers which were made on preferential terms.

               PROPOSAL II RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors of the Company has approved the engagement of Deloitte & Touche LLP to be the Company's auditors for the 1999 fiscal year, subject to the ratification of the engagement by the Company's stockholders. At the Meeting, stockholders will consider and vote on the ratification of the engagement of Deloitte & Touche LLP for the Company's fiscal year ending December 31, 1999. A representative of Deloitte & Touche LLP is expected to attend the Meeting to respond to appropriate questions and to make a statement if he so desires.

     In order to ratify the selection of Deloitte & Touche LLP as the auditors for the 1999 fiscal year, the proposal must receive at least a majority of the votes cast, either in person or by proxy, in favor of such ratification. The Board of Directors recommends a vote "FOR" the ratification of Deloitte & Touche LLP as auditors for the 1999 fiscal year.

                              STOCKHOLDER PROPOSALS

    In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's executive office, 218 Datura Street, West Palm Beach, Florida 33401, no later than November 19, 1999. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

    The Bylaws of the Company provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company not less than ninety (90) days before the date fixed for such meeting; provided, however, that in the event that less than one hundred (100) days noti ce or prior public disclosure of the date of the meeting is given or made, notice by the stockholder to be timely must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder's name, record address, and number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in the paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements or inclusion established by the SEC in effect at the time such proposal is received.

     The date on which the Annual Meeting of Stockholders is expected to be held is April 18, 2000. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the 2000 Annual Meeting of Stockholders must be given to the Company no later than December 19, 1999.

                          MISCELLANEOUS

     The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Meeting, as to which they shall act in accordance with their best judgment.

     The cost of  solicitation  of  proxies  will be borne by the  Company.  The
Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Bank may solicit proxies personally or by telegraph or telephone without additional compensation.

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 will be furnished without charge to stockholders as of the record date upon written request to the Corporate Secretary, Fidelity Bankshares, Inc., 218 Datura Street, West Palm Beach, Florida 33401.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              Patricia C. Clager
                                              Secretary
West Palm Beach,  Florida
March 19, 1999

                                 REVOCABLE PROXY

                            FIDELITY BANKSHARES, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 20, 1999

     The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at a Annual Meeting of Stockholders ("Meeting") to be held at the Omni Hotel, 1601 Belvedere Road, West Palm Beach, Florida, 33406, at 10:00 a.m. (local time) on April 20, 1999. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:




1.       The election as directors of all nominees listed       FOR      VOTE
         below (except as marked to the contrary below)                WITHHELD

         Joseph B. Shearouse, Jr.                               [ ]      [ ]
         Keith D. Beaty
         Karl H. Watson

         INSTRUCTION: To withhold your vote for one or more nominees, write the name of the nominee(s) on the lines below.









                                          FOR      AGAINST       ABSTAIN

2.The  ratification  of the               [ ]       [ ]          [ ]
  appointment  of  Deloitte  &
  Touche  LLP as  auditors
  for the  fiscal  year  ending
  December 31, 1999.

The Board of Directors recommends a vote "FOR" each of the listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS




     Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy statement prior to a vote being taken on a particular proposal at the Meeting.

     The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Meeting and a proxy statement dated March 19, 1999.


Dated: _________________, 1999                      [ ]
Check Box if You Plan
to Attend Meeting


_______________________________              ___________________________________
PRINT NAME OF STOCKHOLDER                    PRINT NAME OF STOCKHOLDER


_______________________________              ___________________________________
SIGNATURE OF STOCKHOLDER                     SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.




             Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.